Exhibit 99.1

Ampio Independent Committee to Conduct Investigation

Englewood, CO – May 16, 2022 – Ampio Pharmaceuticals, Inc. (NYSE American: AMPE) (“Ampio” or the “Company”) today announced that an independent special committee of the Ampio Board of Directors (the “Committee”), with the assistance of independent legal counsel, is in the process of conducting an internal investigation that relates to, among other matters, Ampio’s AP-013 clinical trial and other clinical trials.

FDA has communicated to the Company that it does not consider data from AP-013 to be sufficient to demonstrate efficacy as a second pivotal trial for Ampion. Further analysis subsequent to that communication from FDA suggests that data from AP-013 will not be sufficient to support regulatory approval in the US or other countries. Management’s recent analyses also indicate no clinically meaningful treatment effect signals from the Company’s three COVID-19 clinical trials, AP-017, AP-018, or AP-019.

The Ampio Board of Directors also has begun a process to consider strategic alternatives for Ampio and Ampion, which may include the continued development and advancement of Ampion, capital raising, licensing and other partnering opportunities, positioning the Company for a strategic transaction or other alternative(s).

The Committee also is overseeing a review of unauthorized use of Ampion by individuals not participating in clinical trials. Ampion is an investigational drug not approved by FDA. Ampio instituted safeguards to cease this practice and engaged independent outside counsel to conduct a thorough review, which is ongoing. The Company is currently in the process of working to ensure that the issue has been resolved, that appropriate mitigation measures have been implemented, and that this information is provided to FDA.

The Company does not intend to make further public comment on the Committee’s work during the pendency of the investigation. The Committee cannot predict the duration or outcome of the investigation.

About Ampio Pharmaceuticals, Inc.

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company primarily focused on the advancement of immunology-based therapies for the potential treatment of multiple inflammatory conditions (e.g., osteoarthritis of the knee (OAK) and other joints). Ampio's lead drug is Ampion™.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements.

Such forward-looking statements include, for example, statements about: the expected scope of the internal investigation and the initiatives that may be pursued as part of a consideration of strategic alternatives. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include the risk factors described in the Ampio’s Annual Report on Form 10-K for the year ended December 31, 2021, and other factors set forth in Ampio’s filings with the Securities and Exchange Commission, as well as (a) our cash resources available to continue our operations and implement one or more strategic alternatives, including our ability to raise capital through an equity or debt financing; (b) the expenses and costs we will incur in connection with the internal investigation, any related litigation and compliance with FDA and SEC requirements; and (c) the actual and perceived effectiveness of Ampion, and how Ampion compares to competitive products.

The forward-looking statements in this press release speak only as of the date of this press release. Except as required by law, Ampio assumes no obligation to update or revise these forward-looking statements for any reason, except as required by law.

Investor and Media Contacts:

Tony Russo or Nic Johnson
Russo Partners
info@ampiopharma.com
tony.russo@russopartnersllc.com
nic.johnson@russopartnersllc.com